Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

FULGENT GENETICS, INC.

Fulgent Genetics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 13, 2016.

2.Section A of Article 4 of the Certificate of Incorporation of the Corporation is amended and restated to read in its entirety to read as follows:

A.The total number of shares of all classes of stock that the Corporation is authorized to issue is 51,000,000 shares, consisting of 50,000,000 shares of Common Stock, with a par value of $0.0001 per share, and 1,000,000 shares of Preferred Stock, with a par value of $0.0001 per share.

3.This Certificate of Amendment to the Certificate of Incorporation has been duly approved by the Board of Directors and the stockholders of this Corporation in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed on May 17, 2017.

FULGENT GENETICS, INC.
By:	/s/ Ming Hsieh
Name:	Ming Hsieh
Title:	President, Chief Executive Officer